Exhibit 15.3

Date: January 31, 2024

SU Group Holdings Limited

Unit 01 – 03, 3/F, Billion Trade Center

31 Hung To Road, Kwun Tong

Kowloon, Hong Kong

Dear Sirs/Madams,

We hereby consent to the reference to our firm in SU Group Holdings Limited’s annual report on Form 20-F for the fiscal year ended September 30, 2023 (the “Annual Report”), which will be filed by SU Group Holdings Limited in the month of January/February 2024 with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES